Marathon Petroleum Corp. Senior Vice President Richard D. Bedell to retire

FINDLAY, Ohio, Jan. 7, 2016 - Marathon Petroleum Corp. (NYSE: MPC) today announced the retirement of Richard D. Bedell, senior vice president of Refining, effective March 1. Raymond L. Brooks, currently general manager of MPC’s Galveston Bay refinery in Texas City, Texas, will replace Bedell.

Bedell joined Marathon in 1979 and held numerous positions of increasing responsibility in the company, including serving as general manager of MPC’s refineries in Garyville, La., Robinson, Ill., and Texas City.

“Rich’s leadership has been instrumental in transforming our refineries into the flexible, integrated system they are today,” said MPC President and CEO Gary R. Heminger. “His expertise and devotion to safety, environmental performance and operational excellence have helped to make us one of the most respected refining systems in the nation. All of us at MPC thank him for his decades of service and wish him well in his retirement.”

Brooks began his career with MPC in 1983, and has held several senior management positions throughout the company, including at MPC’s refineries in Catlettsburg, Ky., Robinson and Texas City, as well as senior management positions at MPC’s headquarters in Findlay. Brooks has served as the general manager of MPC’s refineries in Robinson and St. Paul Park, Minn. (no longer owned by MPC), in addition to his current role at the Galveston Bay refinery. Brooks graduated from the University of Cincinnati with a bachelor of science degree in chemical engineering in 1983. In 1988, he received his master’s degree in business administration from the University of New Orleans.

“We are fortunate to have Ray’s depth and breadth of experience to take over as head of our Refining organization,” said Heminger. “He will make lasting contributions as we continue to optimize and strategically expand our system.”

###

About Marathon Petroleum Corporation
MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,760 convenience stores in 22 states. MPC owns, leases or has ownership interests in approximately 8,300 miles of crude and light product pipelines and 5,000 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in 51 gas processing plants, 11 NGL fractionation facilities and one condensate stabilization facility. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Jamal Kheiry (419) 421-3312